Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of the 19th day of October, 2009 (the “Effective Date”), by and between EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation (the “Seller”) and WASATCH RESEARCH PARK I, LLC, a Utah limited liability company (the “Buyer”).

RECITALS:

A.           Seller is the lessee under that certain University of Utah Research Park Master Form Lease Agreement dated 1 April 1988, as amended by that certain First Addendum to Lease Agreement dated 31 December 1990 (the “Ground Lease”), whereby Seller has leased certain real property located at 770 Komas Drive and 790 Komas Drive, Salt Lake City, Utah, as more particularly described on the attached Exhibit “A” (the “Real Property”).

B.           The Lessor of the Real Property under the Ground Lease is the University of Utah (the “University”).

C.           Pursuant to the terms of the Ground Lease, the Seller has constructed three commercial buildings upon the Real Property, which shall be referred to hereafter as (i) the “770 Komas Drive Building;” (ii) the “790 Komas Drive Building;” and (iii) the “Substation Building;” and all three (3) buildings, consisting of approximately 60,021 square feet of leasable space, shall be referred to hereafter collectively as the “Buildings.”

D.           Seller desires to sell the Buildings, together with all improvements located thereon, and all landscaping on the Real Property, by transferring and assigning Seller’s leasehold interest in the Real Property (the “Leasehold Interest”) pursuant to the Ground Lease to Buyer; and Buyer desires to purchase such Buildings and improvements, and to receive an assignment of all of Seller’s right, title and leasehold interest in the Real Property as the lessee under the Ground Lease.

E.           Seller and Buyer have agreed upon the terms and conditions of such purchase and sale, and desire by this Agreement to memorialize their agreement in writing.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1.           Purchase Price.  The Purchase Price (the “Purchase Price”) for the Leasehold Interest in the Real Property shall be TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000), which Purchase Price shall be payable in cash at Closing.

2.           Deposit.  No earnest money or other deposit shall be required.

3.           Closing. The purchase and sale contemplated herein shall be consummated at a closing (the “Closing”) to take place through an escrow with Landmark Title Company (the “Title Company”).  The Closing shall occur on a date that is mutually agreed upon by the Seller and Buyer, which shall be not later than November 13, 2009 (the “Closing Date”).

4.           Document Inspection.  Not later than seven (7) business days after the Effective Date, Seller shall deliver or cause to be delivered to Buyer, at no cost or expense to Buyer, copies of the following documents (collectively referred to herein as the “Documents”):

(a)           Title Commitment.  An ALTA Commitment for Title Insurance for an ALTA standard owner’s policy relating to the Leasehold Interest (the “Commitment”), issued by the Title Company, together with copies of documents evidencing each exception to Seller’s Leasehold Interest in the Real Property as set forth in the Commitment (collectively, the “Exception Documents”).

(b)           Environmental/Engineering/Soils Report.  Copies of any Phase I or other environmental studies, and any engineering and/or soils or foundation reports made with respect to the Real Property that are in the possession or reasonably available to Seller.

(c)           Tax Bills.  Copies of the most recent tax bill or other assessments affecting the Real Property or any personal property located on the Real Property.

(d)           Survey.  Seller shall deliver or cause to be delivered to Buyer and Title Company, a copy of any surveys of the Real Property in Seller’s possession or to which Seller has reasonable access.

(e)           Existing Leases.  Seller shall deliver copies of the Ground Lease, and any and all other leases currently in effect on the Real Property, if any.

(f)           Protective Covenants.  Copies of the University’s current protective covenants that are applicable to the Real Property.

(g)           Other Material Agreements.  Copies of any other documents reasonably requested by the Buyer.

5.           Return of Documents.  If this Agreement is terminated for any reason, Buyer shall promptly return to Seller all of the Documents in any media or form, and shall keep no copies of the Documents in any media or form.

6.           Property Access and Inspections.  Seller agrees to assist and cooperate with Buyer and its authorized agents, personnel, independent accountants, counsel and employees, in obtaining access to the Real Property during regular business hours, for the purposes of making due diligence studies and inspections as reasonably requested by Buyer.  Buyer shall indemnify and hold Seller harmless from any loss, cost, damage, liability or expenses resulting from Buyer’s inspections.

7.           Confidentiality.  Buyer acknowledges the confidential nature of the information and data delivered or to be delivered to Buyer by Seller and their agents pursuant to this Agreement. Buyer shall keep all such information and data confidential and shall refrain from disclosing such information and data to any third party not retained or utilized by Buyer in connection with this transaction, and shall not use such information for any purpose other than the completion of this transaction.  This section shall survive termination of this Agreement for any reason, and/or Closing.

8.           Due Diligence Period.  The Buyer shall have until October 23, 2009 (the “Due Diligence Period”) to evaluate the Documents, the condition of title, to conduct any tests or inspections upon the Real Property, and to evaluate the condition of the Buildings and Real Property generally.  In the event that the Buyer, for any reason whatsoever, elects not to proceed to Closing, then the Buyer shall provide written notice to Seller prior to the end of the Due Diligence Period, and this Agreement shall terminate, and the parties shall have no further duties or obligations to each other.

9.           Title Documents.  At any time prior to end of the Due Diligence Period, Buyer may inform the Seller in writing of any objections Buyer has to the condition of the title to the Seller’s Leasehold Interest in the Real Property.  In the event that Buyer fails to provide written notice of objections prior to the end of the Due Diligence Period, Buyer shall be deemed to accept the condition of title to Seller’s Leasehold Interest in the Real Property.

(a)           Title Objections.  Within three (3) business days after Seller’s receipt of a notice of objection, Seller shall inform Buyer in writing that either (i) Seller will cure such objections, or (ii) Seller will not cure such objections, in which event, Buyer shall have the right to terminate this Agreement.  In the event that Seller fails to provide such written notice to Buyer within such three (3) business days, Seller shall be deemed to have elected not to cure such objections.

(b)           Buyer’s Right to Cancel.  Upon receipt of Seller’s notice that Seller will not cure Buyer’s title objections (or the failure of Seller to timely provide notice that it will cure such objections) Buyer shall either (i) provide written notice to the Seller, at or before Closing, that the Buyer elects to terminate the Agreement, or (ii) elect to waive its objections to title and proceed to Closing.

10.           Buyer’s Conditions to Closing.  Buyer’s obligation to acquire the Leasehold Interest in the Real Property and consummate the Closing shall be conditioned upon the satisfaction or waiver by Buyer of the following conditions (collectively, “Buyer’s Conditions”):

(a)           Condition of Title.  There have been no changes relating to the condition of the title of the Leasehold Interest or the Real Property, including, but not limited to those covenants, conditions, restrictions, rights of way, easements, reservations and other matters of record disclosed in the Commitment.  Notwithstanding the foregoing, Buyer shall have the right, in its sole and absolute discretion, to approve or disapprove any covenants, conditions, restrictions, rights of way, easements, reservations and other matters of record that were not set forth in the Commitment any time prior to the Closing Date.  The exceptions to and matters with respect to title that Buyer approves shall be referred to herein as “Permitted Title Exceptions.”

(b)           Satisfaction of Liens.  Seller shall remove at or before Closing and shall cause the Real Property to be free and clear at Closing of, or the proceeds otherwise due to Seller hereunder shall be used to remove, any lien encumbering the Real Property, specifically including any lien that secures the payment of money, such as mechanic’s and materialmen’s liens, the liens of deeds of trust and mortgages, liens and judgments of any kind encumbering the Real Property that may be removed or satisfied by the payment of money, but excluding taxes or assessments affecting the Real Property which are not yet due and are not shown as existing liens by the records of any taxing authority that levies taxes or assessments on real property or by the public record.  In addition, Seller shall pay and satisfy, at or prior to Closing, all materialmen and laborers that have supplied labor, services or materials with respect to the Real Property prior to the Closing Date which might give rise to a mechanic’s or materialmen’s lien unless such payment is the result of Buyer’s inspection of the Real Property.

(c)           Financing Contingency.  Buyer shall have secured financing for the Purchase Price, upon terms satisfactory to the Buyer, in the exercise of its sole discretion, and the proceeds of such financing shall be available at Closing.

(d)           Representations and Warranties.  Seller’s representations and warranties, as set forth in this Agreement, shall be true and correct as of the Closing Date.

(e)           Title Policy.  At or within a reasonable time after Closing, the Title Company shall issue an ALTA standard owner’s policy of title insurance (the “Policy of Title Insurance”), with liability limits equal to the Purchase Price, insuring Buyer’s right to the Leasehold Interest in the Real Property free of liens and encumbrances, subject only to (i) the general exclusions and exceptions common to such form of policy, (ii) current, nondelinquent real property taxes and assessments; and (iii) the Permitted Title Exceptions.

(f)           Lease Agreement.  Seller shall execute and deliver, at Closing, a new Lease Agreement (the “New Lease”) that shall be effective November ___, 2009, whereby Seller shall lease the Buildings from Buyer, upon terms that are mutually acceptable between Seller and Buyer, but which shall include the following terms:

(1)	Initial annual lease rate of $501,141.60, subject to escalators identical to those found in the Ground Lease;

(2)	Security deposit in the amount of $125,000;

(3)	Monthly lease payments payable over a term of five (5) years;

(4)	The New Lease shall be a triple net lease; and

(5)	The New Lease shall be subject and subordinate to the terms of the Ground Lease.

(g)           University Consent.  Seller shall obtain the written consent of the University (the “University Consent”), as required by Section 15.1(a) of the Ground Lease, to Seller’s sale of the Leasehold Interest to the Buyer, which University Consent must be in writing and delivered to the Buyer at Closing.

(h)           Marketing Agreement.  Seller shall execute and deliver at Closing a Marketing Agreement between Seller and Buyer (the “Marketing Agreement”) in the form of the Marketing Agreement attached hereto as Exhibit “B.”

11.           Failure of Buyer’s Conditions.  In the event the Buyer has fully performed this Agreement, and any of Buyer’s Conditions are not satisfied, deemed satisfied or waived by Buyer prior to the Closing Date, Buyer may terminate this Agreement, and in such event, Buyer shall have no further duty or obligation to the Seller hereunder.  In the event the Buyer has fully performed this Agreement, and Seller is unwilling or willfully refuses to proceed with Closing, then Buyer may bring an action against Seller for specific performance by Seller of this Agreement.

12.           Seller’s Conditions to Closing.  Seller’s obligation to sell the Leasehold Interest in the Real Property and consummate the Closing shall be conditioned upon the satisfaction or waiver by Seller of the following conditions (collectively, “Seller’s Conditions”):

(a)           Purchase Price.  Buyer shall have delivered to the Title Company, funds sufficient to pay the Purchase Price, and Buyer’s share of closing costs.

(b)           Representations and Warranties.  Buyer’s representations and warranties, as set forth in this Agreement, shall be true and correct as of the Closing Date.

(c)           New Lease.  Buyer shall have executed and delivered the New Lease at Closing.

(d)           Marketing Agreement.  Buyer shall have executed and delivered the Marketing Agreement at Closing.

(e)           Repurchase Option.  Buyer shall have executed and delivered a Repurchase Option Agreement (the “Option Agreement”) at Closing, in the form of the Repurchase Option Agreement attached hereto as Exhibit “C.”

13.           Pre-Closing Covenants.  Seller hereby agrees throughout the term of this Agreement and through Closing, that Seller shall not enter into any contracts with respect to the Buildings or Real Property requiring notice of cancellation greater than thirty (30) days.

14.           Items to be Delivered by Seller at Closing.  At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a)           Special Warranty Deed.  A duly executed and acknowledged special warranty deed (the “Deed”), conveying the Leasehold Interest in the Real Property to Buyer free and clear of liens and encumbrances, except the Permitted Title Exceptions.

(b)           Documents and Records.  To the extent not previously provided, and to the extent that they are in Seller’s possession, all licenses, permits, surveys, and environmental reports relating to the Real Property, which shall be held by the Buyer subject to the confidentiality provisions of Section 7 above.  Notwithstanding the foregoing, Buyer shall not be entitled to any of Seller’s books of account and/or financial records relating to Seller’s entity or other properties.

(c)           Title Insurance.  The Policy of Title Insurance at or within a reasonable time after the Closing Date.

(d)           New Lease and Marketing Agreement.  The New Lease and Marketing Agreement, both executed by Seller.

(e)           University Consent.  The University Consent, executed by a duly authorized representative of the University.

15.           Items to be Delivered by Buyer.  At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(a)           Purchase Price.  The Purchase Price, in cash, subject to any Closing prorations.

(b)           New Lease and Marketing Agreement.  The New Lease and Marketing Agreement, both executed by Buyer.

(c)           Option Agreement.  The Option Agreement, executed by Buyer.

16.           Prorations.  Buyer and Seller shall prorate, adjust, charge or credit the following items between Buyer and Seller as of the Closing Date:

(a)           Taxes and Insurance.  All real property taxes and assessments, and all real property insurance premiums shall be prorated as of the Closing Date.  Any transfer taxes associated with the sale of the Leasehold Interest in the Real Property shall be the responsibility of the Seller.

(b)           Other Expenses.  Any other expenses relating to the Real Property shall be prorated as of the Closing Date.

17.           Possession.  Buyer shall receive possession of the Buildings and Real Property on the Closing Date, subject to the terms of the New Lease, pursuant to which Seller shall be allowed to continue to occupy the Buildings on the Real Property.

18.           Seller’s Closing Costs.  Seller shall pay (a) its attorney fees in connection with this Agreement and the transactions contemplated hereby, (b) the cost of a standard Policy of Title Insurance, (c) all taxes, including excise and transfer taxes, associated with the sale of the Leasehold Interest in the Real Property, (d) the cost to record the Deed, and (e) one-half of any Title Company closing fees.

19.           Buyer’s Closing Costs.  Buyer shall pay (a) its attorney fees incurred in connection with this Agreement and the transactions contemplated hereby, (b) any costs of inspecting the Buildings and Real Property, and (c) one-half of any Title Company closing fees (not including the cost of the Policy of Title Insurance, but Buyer shall solely pay any additional costs for extended coverage or endorsements requested by the Buyer, and Buyer shall also pay the cost of any lender’s policy of title insurance required by Buyer’s lender).

20.           Seller’s Representations and Warranties.  Buyer and Seller have entered into this Agreement on the condition that Seller make the following representations and warranties, which representations and warranties were and are a material inducement to Buyer entering into this Agreement, and Buyer would not have entered into this Agreement except in reliance upon the representations and warranties of Seller made herein.  Seller hereby makes the following representations and warranties which are true as of the date of this Agreement and shall be true as of the Closing Date:

(a)           Notice of Violation.  Seller has received no notification of any violation of any city, county, state or federal laws with respect to, or which would affect the use of, the Buildings or Real Property, or any portion thereof.

(b)           Compliance with Law.  To the Knowledge (defined below) of Seller, the Buildings and the Real Property comply with applicable zoning, building and environmental laws. Seller has received no written notice that the Buildings or the Real Property is in violation of any zoning, building or environmental laws. Seller has received no written notice of, nor does Seller have any Knowledge of, any pending or threatened action or governmental proceeding in eminent domain, zoning change, special assessment or rent control which would directly or indirectly affect the Buildings or the Real Property.  As used in this Agreement, the term “Knowledge” shall mean actual knowledge of David Bateman or Paul Dailey.

(c)           Documents.  To the Knowledge of Seller, the Documents delivered to Buyer are accurate, true and complete.

(d)           Consents.  All required approvals or consents have been obtained in connection with the execution of this Agreement by Seller and with the performance by Seller of its obligations hereunder.

(e)           Contracts.  Except as otherwise disclosed as part of the Documents, there are no contracts relating to the maintenance and operation of the Buildings and Real Property to which Seller is a party, or which Seller has assumed.

(f)           Other Agreements.  With the exception of the contracts, documents, understandings, agreements or instruments intended hereby to be satisfied or released at or prior to the Closing, to the Knowledge of Seller, neither this Agreement nor the transactions contemplated hereby violates or shall violate any contract, document, understanding, agreement or instrument to which Seller is a party or by which Seller may be bound.

(g)           Hazardous Waste.  To the Knowledge of Seller, except as set forth on the environmental report(s) to be delivered to Buyer, and other than hazardous materials disclosed to Buyer, there are no hazardous waste substances located on the Real Property and Seller has received no notice of any violation or claimed violation of any laws, rules or regulations relating to hazardous material located on the Real Property. As used in this Agreement, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is regulated by any local governmental authority, the State of Utah or the United States Government.

(h)           Adverse Change.  Seller shall inform Buyer of any material adverse change in the condition of the Buildings or Real Property of which a Seller is aware, which occurs at any time after the execution hereof and prior to the Closing Date.

(i)           Lawsuits.  Seller has no notice of any pending or threatened lawsuits or asserted or unasserted claims relating to the Buildings or the Real Property.

(j)           Certification of Non-Foreign Status.  Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and such warranty will be true as of the Closing date. If Buyer requests, Seller shall deliver to Buyer at Closing a Certificate of Non-Foreign Status in a form reasonably acceptable to Buyer at the Closing.

(k)           Access.  To the Knowledge of Seller, no facts or conditions currently exist that would result in the termination of the current access from the Real Property to any presently existing highways and roads adjoining or situated on the Real Property, or termination of the current access to existing sewer or other utility facilities servicing, adjoining or situated on the Real Property.

(l)           Power.  Seller has all necessary power and authority to enter into and perform this Agreement and to sell the Leasehold Interest in the Real Property to Buyer. Seller has all necessary power and authority to own all the properties owned by it and to carry on the businesses now conducted or presently proposed to be conducted by it.

(m)                      Authority.  Seller is a corporation organized under and in good standing under the laws of the State of Utah and has been duly authorized to enter into this Agreement and to sell the Leasehold Interest in the Real Property pursuant to the terms and conditions hereof, and the parties and persons executing this Agreement on behalf of Seller have been duly authorized to execute this Agreement and to take such other actions as may be necessary or appropriate to consummate the transactions contemplated hereby.

(n)           Disclosure.  To the Knowledge of Seller, neither this Agreement, nor any agreement, certificate, statement or document furnished in writing by or on behalf of Seller in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

(o)           No Undisclosed Liens or Encumbrances.  To the Knowledge of Seller, the Buildings and Real Property are not subject to any unrecorded liens or encumbrances; and that no UCC-1 financing statement has been filed against the Buildings or the Real Property.

(p)           Mechanic’s Liens.  To the Knowledge of Seller, as of the date of Closing, the Buildings and Real Property shall not be subject to any mechanic’s liens or materialmen’s liens; that any and all construction work on the Buildings and Real Property shall be paid in full by Seller at or before Closing; and that no third party shall have any right or claim to any mechanic’s lien or materialmen’s lien as of the date of Closing, except those claims identified by the Title Company and paid at Closing.

21.           Survival of Representations and Warranties.  All of the representations and warranties of Seller set forth in Section 20 hereof shall survive the Closing. In the event Buyer learns of any inaccuracy in any of the foregoing representations and warranties prior to Closing, Buyer may, at Buyer’s option, either terminate the Agreement, or waive such incorrect representation or warranty and proceed to close notwithstanding the incorrect representation or warranty.

22.           “As Is” Condition of Real Property.  With the exception of the representations and warranties made herein, Buyer acknowledges and agrees that it will be purchasing the Leasehold Interest in the Real Property based solely upon its inspection and investigations of the Buildings and Real Property and that Buyer will be purchasing the Leasehold Interest in the Real Property “AS IS” and “WITH ALL FAULTS” based upon the condition of the Buildings and Real Property as of the date of this Agreement.  At Closing, except for those representation and warranties specifically included in this Agreement, Seller makes no other representations or warranties regarding the Buildings and Real Property.

23.           Buyer’s Representations and Warranties.  Buyer hereby represents and warrants for the benefit of Seller that the following facts are true as of the date of this Agreement and shall be true as of the Closing Date, unless otherwise modified in a writing directed to Seller by Buyer prior to the Closing.  Buyer and Seller have entered into this Agreement, on the condition that Buyer makes the following representations and warranties, which representations and warranties were and are a material inducement to Seller entering into this Agreement, and Seller would not have entered into this Agreement except in reliance upon the representations and warranties of Buyer made herein.

(a)           Consents.  All required approvals or consents have been obtained in connection with the execution of this Agreement by Buyer and with the performance by Buyer of Buyer’s obligations hereunder.

(b)           Other Agreements.  To the actual knowledge of the Buyer, neither this Agreement nor the transactions contemplated hereby violate or shall violate any contract, document, understanding, agreement or instrument to which Buyer is a party or by which Buyer may be bound.

(c)           Authority.  Buyer is a limited liability company organized under and in good standing under the laws of the State of Utah and has been duly authorized to enter into this Agreement and to purchase the Leasehold Interest in the Real Property pursuant to the terms and conditions hereof, and the parties and persons executing this Agreement on behalf of Buyer have been duly authorized to execute this Agreement and to take such other actions as may be necessary or appropriate to consummate the transactions contemplated hereby.

(d)           Adverse Change.  Buyer shall inform Seller of any material adverse change in the foregoing representations and warranties of Buyer occurring at any time after the execution hereof and prior to the Closing Date.

24.           Survival of Representations and Warranties.  All of the representations and warranties of Buyer set forth in Section 23 hereof shall survive the Closing.

25.           Brokers.  There are no real estate broker commissions or fees resulting from this transaction, and each of Buyer and Seller hereby indemnifies and holds the other of them harmless from the payment of any such broker fees.

26.           DEFAULT BY BUYER.  IN THE EVENT OF ANY DEFAULT OF THE BUYER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT, AND BUYER SHALL HAVE NO FURTHER RIGHTS TO PURCHASE THE LEASEHOLD INTEREST IN THE REAL PROPERTY.

27.           SELLER’S DEFAULT.  SELLER’S DEFAULT SHALL BE GOVERNED BY SECTION 11, ABOVE.

28.           Indemnification.  Seller hereby agrees to indemnify and hold Buyer harmless from and against any and all claims, damages, and liabilities, including attorney fees, arising due to events occurring at the Real Property on or prior to the Closing Date unless caused by Buyer, its agents, contractors or employees.  Seller further hereby indemnifies and holds Buyer harmless from and against any claim, damage or liability resulting from the existence of any unpaid mechanic’s liens or materialmen’s liens against the Real Property that are not paid or discharged at or before Closing, together with any and all other claims, damages or liabilities incurred by Buyer due to any misrepresentation or breach of warranty of Seller hereunder.  Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all claims, damages, and liabilities, including attorney fees, arising due to events occurring at the Real Property after the Closing Date, unless caused by Seller, its agents, contractors or employees.

29.           Condemnation.  In the event that the Real Property or any part thereof is materially taken by condemnation prior to the Closing Date, Buyer shall have the right to terminate this Agreement by written notice.  In the alternative, Buyer may elect to complete the transaction on the terms set forth in this Agreement and, in such event, Buyer shall receive an assignment of such condemnation proceeds as are allocable to the portion of the Real Property taken.  The term “materially taken” means a condemnation or taking by eminent domain that results in the elimination of more than ten percent (10%) of the Real Property or the elimination of more than ten percent (10%) of the total gross square footage of the Buildings. The phrase “taking by eminent domain” includes any taking under eminent domain power, but excludes any claim for inverse condemnation.

30.           Attorney Fees.  In the event either party brings suit to enforce or interpret this Agreement or for damages on account of the breach of a covenant or representation or warranty contained herein, the prevailing party shall be entitled to recover from the other party or parties its reasonable attorney fees and costs incurred in any such action, in addition to other relief to which the prevailing party is entitled.

31.           Notices.  Any notice required or permitted to be given by one party to the other may be given by personal service, facsimile, or mailing. If any notice is deposited into the custody of Federal Express, United Parcel Service or another overnight courier service, for overnight delivery, prepaid and addressed to such party at the address hereinafter specified, such notice shall be effective as of the next business day following its deposit into the custody of such couriers. All other notices shall be effective upon receipt. The addresses of the parties for all purposes under this Agreement shall be:

If to Buyer:

Wasatch Research Park I, LLC
Attention:  Dale Christiansen
595 S. Riverwoods Parkway, Ste 400
Logan, Utah  84321
Facsimile:  (435) 755-2045

If to Seller:

Evans & Sutherland Computer Corporation
Attention:  David Bateman
770 Komas Drive
Salt Lake City, Utah  84108
Facsimile:  (801) 588-4510

A party may change the address at which it desires to receive notice upon written notice of such change to the other party.

32.           Time of Essence.  Time is of the essence of this Agreement and each and every term and provision hereof.

33.           Waiver or Modification.  No waiver of any breach or default by any party hereto shall be considered to be a waiver of any other breach or default. A modification of any provision contained herein, or of any other amendment to this Agreement, shall be effective only if the modification or amendment is in writing and signed by each of the Seller and Buyer.

34.           Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, successors and assigns; provided, that this provision shall not be construed as permitting assignment, substitution, delegation or other transfer of rights or obligations except strictly in accordance with the provisions of the other Sections of this Agreement.

35.           Integration of Other Agreements.  This Agreement supersedes all previous contracts, correspondence and documentation relating to the sale of the Leasehold Interest in the Real Property. Any oral representations or modifications concerning this Agreement shall be of no force or effect. This provision shall survive the Closing.

36.           Counterparts.  This Agreement may be executed in any number of duplicate originals or counterparts, each of which shall be of equal force and effect.

37.           Further Actions.  Buyer and Seller agree to execute such additional documents and take such further actions as may reasonably be required to carry out each of the provisions and the intent of this Agreement.

38.           Titles and Headings.  Titles and headings of paragraphs of this Agreement are for convenience of reference only and shall not affect the construction of any provisions of this Agreement.  The Recitals and other matter preceding the first numbered paragraph are a part of this Agreement, and incorporated herein by this reference.

39.           Exhibits.  Each of the exhibits referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

40.           Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

41.           Authorized Assignment.  Buyer shall have the right to assign its rights and obligations hereunder to a related entity of its choice, and shall have the right to designate the vesting on the Deed. Upon such assignment, Buyer and its assignee will remain jointly and severally liable on its obligations hereunder to Seller.

42.           Saturday, Sunday and Legal Holidays.  If the time for performance of any of the terms, conditions and provisions hereof shall fall on a Saturday, Sunday or legal holiday, then the time of such performance shall be extended to the next business day thereafter.

43.           Severability.  Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law; but, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this document.

44.           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Utah without giving effect to the conflicts of laws provisions thereof.

45.           Risk of Loss.  The risk of loss or damage to the Buildings or the Real Property shall be upon the Seller until the Closing Date.

IN WITNESS WHEREOF, this Agreement is executed by Buyer and Seller as of the date first set forth above.

SELLER:

EVANS & SUTHERLAND COMPUTER CORPORATION
A Utah Corporation

By:	/s/ David H. Bateman
David H. Bateman, President

BUYER:

WASATCH RESEARCH PARK I, LLC
A Utah Limited Liability Company

By:	/s/ Dale Christiansen
Dale Christiansen, Manager

EXHIBIT “A”

REAL PROPERTY DESCRIPTION

Beginning at a point which is N 22º00’00” W, 179.000 feet from a point on the North line of Sunnyside Avenue, said point being S 89º59’50” W 761.997 feet and N 00º00’10” W 58.200 feet from the Salt Lake City survey monument at the intersection of Sunnyside Avenue and Padley Street, said monument is located S 65º48’24” W 3622.620 feet and East 97.000 feet and South 58.200 feet from the Southeast corner of Section 3, Township 1 South, Range 1 East, Salt Lake Base and Meridian and running thence:
S 61º09’35” W, 166.781 feet; thence,
N 52º49’31” W, 103.650 feet; thence,
N 12º49’54” W, 461.520 feet; thence,
N 43º19’53” W, 315.935 feet; thence,
N 44º00’00” E, 123.669 feet; along the radial line to a point on a curve; thence, Southeasterly along the arc of the 212.4714 foot radius curve to the left, arc length=274.416 feet, chord length = 255.737 feet (chord bearing = S 83º00’00” E) tangent length = 160.109 feet, central angle = 74º00’00”; thence, along the radial line S 33º00’00” E, 20.500 feet to the point of tangency; thence,
N 60º00’00” E, 71.108 feet; thence,
S 49º00’00” E, 33.554 feet; thence,
S 60º00’00” W, 11.730 feet; thence,
S 22º00’00” E, 550.000 feet; thence,
S 23º00’00” W, 217.000 feet; to the point of beginning.
Said Parcel of ground contains 5.922 acres.